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                                                                  EXHIBIT (a)(4)

                       CONSENT OF HOLDERS OF 9% CUMULATIVE
                           CONVERTIBLE PREFERRED STOCK

         In October 1995, you participated in a private placement (the "Private Placement") of 9% Cumulative Convertible Preferred Stock (the "Preferred Stock") of Credit Depot Corporation (the "Company") through J. Michael Reisert, as Placement Agent.

         The Company is currently (i) offering to reduce the Conversion rice of the Preferred Stock and certain 10% Convertible Secured Notes (the "Notes") as more particularly set forth in the Conversion Offer attached herewith; and (ii) proposing to effect a one-for-five reverse stock split.

         In connection therewith, the Company is proposing to amend the Certificate of Designation relating to the Preferred Stock. The Amendment to the Certificate of Designation (a form of which is attached hereto) will eliminate certain protective provisions currently contained in the Certificate of Designation (i) which restrict payment of dividends for any period on capital stock ranking pari passu with the 9% Preferred Stock without declaring and paying dividends on the 9% Preferred Stock for such period; and (ii) which restrict the issuance of preferred stock ranking senior with respect to liquidation preference or dividend rights to the 9% Preferred Stock without the consent of the holders of majority of the outstanding 9% Preferred Stock.

         The Company is also proposing to eliminate the provisions of the letter agreement dated April 16, 1996 (the "Letter Agreement"), executed subsequent to your investment in the Private Placement, which contains certain provisions regarding the adjustment of the conversion price of your Preferred Stock (the "Conversion Price") in the event of an issuance by the Company of Common Stock, or convertible securities entitling the holders thereof to subscribe for or purchase shares of Common Stock, at a price per share less than the Conversion Price.

         Accordingly, in consideration of the above and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Amendment to the Certificate of Designation and the termination of the Letter Agreement is hereby approved.

                                     Acknowledged and Agreed to:

                                     ---------------------------
                                     Print Name:
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              AMENDMENT TO CERTIFICATE OF DESIGNATION, PREFERENCES
                     AND RIGHTS OF 9% CUMULATIVE CONVERTIBLE
                                 PREFERRED STOCK

                                      -OF-

                            CREDIT DEPOT CORPORATION

                  CREDIT DEPOT CORPORATION, a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Company"), by its President and Secretary, does hereby certify that, pursuant to authority conferred upon the Board of Directors of the Company by Paragraph 3 of Article Sixth of the Certificate of Incorporation of the Company, as amended, the Board of Directors, at a meeting duly held on _____,1997, duly adopted a resolution providing for the amendment of the Certificate of Designation, Preferences and Rights of 9% Cumulative Convertible Preferred Stock, which resolution was duly adopted by the stockholders of the Corporation in accordance with the provisions of Section 242 of the Delaware General Corporation Law, as amended, as follows:

                  RESOLVED, that the Certificate of Designation, Preferences and Rights of 9% Cumulative Convertible Preferred Stock be amended by terminating the following provisions thereof:

                  1.       Dividends.  Section 2, paragraph (E); and

                  2.       Voting Rights.  Section 7, paragraph (A).
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                  IN WITNESS WHEREOF, Credit Depot Corporation has caused this
Amendment to be signed by Gerald F. Sullivan, its President, on this ___ day of _____, 1997, and such person hereby affirms under penalty of perjury that this Amendment is the act and deed of Credit Depot Corporation and that the facts stated herein are true and correct.

                                       CREDIT DEPOT CORPORATION

                                       By: /s/ Gerald F. Sullivan
                                          ---------------------------------
                                          Gerald F. Sullivan, President

Attest:

 /s/ John C. Thomas
-----------------------------
John C. Thomas, Secretary

State of GEORGIA   )
                   :  ss.:
County of Hall     )

           On this __ day of ______, 1997, before me, the undersigned, a Notary Public of the State of New York, personally appeared Gerald F. Sullivan, known to me to be the President of CREDIT DEPOT CORPORATION, the corporation that executed the within instrument, and known to me to be the person who executed the within instrument on behalf of said corporation and acknowledged to me that such corporation executed the same pursuant to its By-Laws and a resolution of its Board of Directors.

           WITNESS my hand and official seal the day and year first above written.

                                           ------------------------------------
                                                        Notary Public



                                       -3-